SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549


                          ________________



                            FORM 8-K/A2



                          CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(D) OF THE
                   SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  September 23, 1998
                                                    (April 1, 1997)


                        DIMON Incorporated
         (Exact name of registrant as specified in charter)


         Virginia                   1-13684               54-1746567
(State or other jurisdiction  (Commission File No.)    I.R.S. Employer
      of incorporation)                              (Identification No.)



                           512 Bridge Street
                       Danville, Virginia  24543
                (Address of principal executive offices)


                            (804) 792-7511
           Registrant's telephone number, including area code


                                 N/A
     (Former name or former address, if changed since last report.)













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               DIMON Incorporated ("DIMON") is amending its Form 8-K
          filed April 16, 1997, as amended by Amendment No. 1 ("Amendment No. 1") filed June 16, 1997, to provide additional information concerning the historical and pro forma financial statements included in Amendment No. 1 relating to its acquisition of Intabex Holding Worldwide, S.A. ("Intabex").

          Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

               DIMON acquired Intabex, and certain assets of Tabex (Private) Limited, an affiliate of Intabex, on April 1, 1997, for an initial purchase price of $264.19 million, consisting of 1.7 million shares of DIMON common stock, $140 million in ten year, 6.25% subordinated convertible debentures, convertible at $28.77 a share (the "Convertible Debentures"), and $86.12 million in cash, as reported on Form 8-K filed April 16, 1997.

               DIMON previously has announced the continuing adverse effects on the Company of (1) major tobacco customers curtailing their global purchasing programs due to domestic uncertainties stemming from the legal and legislative issues facing the United States tobacco industry, and (2) the Asian economic crisis, both of which are occurring during a period of large tobacco crops and excess inventory on the world markets. Notwithstanding these market conditions, DIMON has successfully integrated all of the regional and functional operations of Intabex into DIMON's worldwide operations following the acquisition, thus realizing the strategic value of Intabex's sources of supply and customer base. The consolidated financial statements of DIMON for the quarter ended June 30, 1997, and for the fiscal year ended June 30, 1998, reflect the operating results of the former Intabex operations as integrated into DIMON.

               The purchase agreements for DIMON's acquisition of Intabex and the Tabex assets provided several purchase price adjustment mechanisms relating to the pre-acquisition financial statements of Intabex and the representations, warranties and covenants of Intabex negotiated by DIMON as part of the acquisition. The Intabex stock purchase agreement provided for a post-closing adjustment in the purchase price based upon the net worth of Intabex as of March 31, 1997, as determined by audited financial statements of Intabex that were prepared in accordance with certain requirements of the stock purchase agreement. In August 1997, the Intabex purchase price was adjusted pursuant to this mechanism and reduced by $18.6 million to $245.6 million. The adjustment was effected by the return of $16.7 million principal amount of Convertible Debentures plus certain interest payments that had been made thereon, and $1.9 million in cash. The adjustment was reflected in the Company's Form 10-Q for the quarter ended September 30, 1997. At the time of the post-closing settlement, one of the former Intabex shareholders, Folium, Inc., also agreed to guarantee the sales price by DIMON of certain tobacco inventory that had been acquired as part of the Intabex acquisition. That guarantee resulted in a further payment to DIMON by Folium, Inc. of $7.3 million in April 1998. Folium, Inc. is controlled by a British Virgin Islands trust of which A.C.B. Taberer is a potential beneficiary. Mr. Taberer is a director of and consultant to DIMON and the former Chairman of Intabex.

               In addition to the post-closing audit and purchase price adjustment and the inventory payments, the former Intabex shareholders also agreed to indemnify DIMON, up to $90 million,


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          for misrepresentations or breaches in Intabexs representations, warranties or covenants, including representations and warranties as to the financial statements filed as part of Amendment No. 1.
           Convertible Debentures in the principal amount of $90 million
          (the "Set-Off Debentures") were segregated at the time of the acquisition to secure any claims by DIMON for indemnification. DIMON is entitled, subject to the fulfillment of certain conditions, to set-off against the Set-Off Debentures any such claims. The amount of the Set-Off Debentures declines from $90 million in stages, with $15 million principal amount of Set-Off Debentures continuing to be subject to set-off after October 1, 1998, through July 31, 1999, and $10 million continuing to be subject to set-off from August 1, 1999 through April 1, 2000. However, the Set-Off Debentures are not released to the extent that claims are outstanding as of any of those dates. A DIMON subsidiary in Zimbabwe is entitled to similar indemnification and set-off rights in connection with the Zimbabwe tobacco assets purchased from Tabex, subject to a maximum indemnification and set-off of $12 million. Except for certain claims relating primarily to prior period taxes, claims for purchase price adjustment or indemnity under the stock purchase agreement generally must be asserted by DIMON by September 30, 1998.

               To allow adequate opportunity for discovery of possible adjustments, DIMON required that the claims mechanisms under the purchase agreements operate at least through September 30, 1998, the anticipated completion of DIMON's second full audit cycle after the acquisition. In connection with the completion of its analysis of post-closing adjustments, DIMON has asserted claims for indemnification for the full amount of the Set-Off Debentures. The claims reflect DIMON's rights for purchase price adjustment or indemnification under the stock purchase agreement arising out of, among other matters, inaccuracies or misrepresentations as to the carrying values of certain assets or income recorded in the Intabex financial statements for periods prior to the date of acquisition that were delivered pursuant to the stock purchase agreement and included in Amendment No. 1, or the understatement or omission of certain liabilities or expenses recorded in such financial statements. The acquisition was accounted for using the purchase method of accounting. As a result, the Intabex financial statements for periods prior to April 1, 1997, are not included in the Consolidated Financial Statements of DIMON.

               Any recovery pursuant to these claims or upon settlement with the former Intabex shareholders will be earnings accretive to DIMON. Any recovery will be applied first against $8.1 million in accounts receivable DIMON has established in its June 30, 1998, financial statements with respect to certain of these claims. Any balance will be recorded as an adjustment to the Intabex purchase price and a reduction in the carrying value of acquired assets, including goodwill, reflected on DIMON's consolidated balance sheet as of June 30, 1998. A corresponding reduction in DIMON's interest expense and in the number of shares used in calculating fully diluted earnings per share would result from any reduction in principal amount of Set-Off Debentures.

               Interest is payable on the Convertible Debentures quarterly, with the next payment, in the amount of $1.9 million, due on September 30, 1998. The stock purchase agreement provides that, absent an agreement among the parties, DIMON must obtain a court


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          order before setting off its claims under the stock purchase agreement against the Set-Off Debentures. DIMON has been advised by counsel representing one of the former Intabex shareholders that the former shareholders have acknowledged responsibility for $4.8 million of the $8.1 million in claims reflected as receivables in the June 30, 1998 consolidated financial statements of DIMON, but have not agreed as to the accrual of interest and specific allocation of indemnity responsibility among them as to such claims. As to the balance of DIMON's claims, the former shareholders have advised DIMON that they do not have sufficient information currently to examine the claims.

               While DIMON intends to pursue further the settlement of these claims, in view of the amount of the claims, the settlement procedures provided in the stock purchase agreement, and the significant interest payment due on the Convertible Debentures on September 30, 1998, DIMON filed suit in the United States District Court of the Southern District of New York against the former Intabex shareholders, Mr. Taberer and certain members of Mr. Taberer's family on September 22, 1998, seeking a court order with respect to DIMON's claim for set-off against the Set-Off Debentures, confirmation of DIMON's contractual remedies under the stock purchase agreement, and related damages as a result of the former Intabex shareholders' non-compliance with the stock purchase agreement and the misstatements and omissions with respect to the acquisition of Intabex. The total of the claims covered by the lawsuit is $110 million.

               During the pendency of the litigation, Mr. Taberer will not participate in the deliberations of DIMON's Board of Directors with respect to the pending dispute or any other related matters.




















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                                      SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

          September 23, 1998           DIMON INCORPORATED


                                        By:       /s/ Jerry L. Parker
                                          _______________________________
                                        Name:     Jerry L. Parker
                                        Title:    Senior Vice President -
                                                  Controller










































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